UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2007
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
10590 West Ocean Air Drive, Suite 200, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Forward-Looking Statements
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On August 27, 2007, Santarus, Inc. (“Santarus”) entered into a Co-Promotion Agreement (the “Agreement”) with C.B. Fleet Company, Incorporated (“Fleet”) to co-promote the Fleet® Phospho-soda® EZ-Prep™ Bowel Cleansing System (the “Product”) to gastroenterologists in the U.S. currently called on by Santarus. The Product is a system for bowel preparation used prior to a medical procedure or examination, such as a colonoscopy. Santarus plans to begin training its field sales representatives in September and to commence promotional activities for the Product in the fourth quarter of 2007.
     Under the terms of the Agreement, Fleet will pay Santarus to promote the Product based on a set fee per sales call, subject to a minimum and maximum number of sales calls. Santarus is eligible to receive co-promotion fees of up to approximately $3 million over the term of the Agreement, subject to reduction in the event of any early termination of the Agreement. Santarus will also have the opportunity to earn bonus payments if unit sales exceed predetermined baselines. Santarus did not pay an upfront fee and does not expect to incur any material incremental expenses associated with its promotion of the Product. Fleet will be responsible for providing all training materials, promotional literature and product samples throughout the term of the Agreement.
     Pursuant to the terms of the Agreement and subject to customary limitations, each party agrees to indemnify the other party against any and all claims arising out of any material breach of the Agreement or the negligence or willful misconduct of the indemnifying party. In addition, Fleet agrees to indemnify Santarus against any and all claims arising out of any personal injury and/or property damage resulting from the handling, possession, sale or use of the Product or any other Fleet products and any other liability arising out of the manufacture, marketing, labeling, distribution, sale or use of the Product or any other Fleet products, including claims related to intellectual property rights and product liability claims and including claims related to Santarus’ activities under the Agreement, except to the extent arising out of the negligence or willful misconduct of Santarus.
     The Agreement will continue in effect until one year from the date that Santarus commences promotional activities, unless terminated sooner or extended by the parties upon mutual written agreement. Either party may terminate the Agreement (i) if the other party fails to perform any material term of the Agreement and fails to cure such breach, subject to prior written notice within a specified time period; (ii) if the other party becomes insolvent, files or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it, and within a specified time period, such filing has not been stayed; (iii) under other specified circumstances relating to a significant recall or withdrawal of the Product or in the event of specified regulatory or governmental actions that would prevent a party from performing its obligations under the Agreement; and (iv) at any time by providing one hundred twenty (120) days prior written notice to the other party.
     Santarus issued a press release on August 27, 2007 announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Forward-Looking Statements
     Santarus cautions you that statements included in this current report that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the co-promotion arrangement with Fleet (including Santarus’ ability to generate revenues and increase market demand and sales to achieve any bonus payments; adverse side effects or inadequate therapeutic efficacy of the Phospho-soda EZ-Prep product and Fleet’s other

Phospho-soda products and any resulting product liability claims or product recalls; and the potential for termination of the co-promotion arrangement); difficulties or delays in manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ Zegerid® brand products; and other risks detailed in Santarus’ prior public periodic filings with the Securities and Exchange Commission.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated August 27, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: August 27, 2007	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release, dated August 27, 2007